UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 30, 2004
(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 (Regulation FD Disclosure).

As previously disclosed by IBM, on December 7, 2004, IBM and Lenovo Group Limited announced a definitive agreement under which Lenovo will acquire IBM’s Personal Computing Division (“PCD”).  Attachment I of this Form 8-K, which is hereby furnished, contains combined financial statements for PCD at June 30, 2004, December 31, 2003, 2002 and 2001.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  December 30, 2004

By:	/s/ Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

ATTACHMENT I

Personal Computing Division

A Division of International Business Machines Corporation

Combined Financial Statements

June 30, 2004

December 31, 2003, 2002 and 2001

Personal Computing Division
A Division of International Business Machines Corporation
Combined Financial Statements

Report of Independent Registered Public Accounting Firm
Combined Financial Statements
Operations
Financial Position
Invested Equity/(Deficit)
Cash Flows
Notes to Combined Financial Statements
A	Description of Business and Basis of Presentation
B	Significant Accounting Policies
C	Accounting Changes
D	Transactions with IBM
E	Sale of Manufacturing Operations
F	Inventories, net
G	Plant and Other Property, net
H	Investments and Sundry Assets
I	Derivatives and Hedging Transactions
J	Minority Interests and Other Long-Term Liabilities
K	Comprehensive Income/(Loss)
L	Contingencies and Commitments
M	Taxes
N	Advertising and Promotional Expense
O	Research, Development and Engineering
P	Rental Expense and Lease Commitments
Q	Stock-Based Compensation Plans
R	Retirement-Related Benefits
S	Segment Information
T	Subsequent Events
U	Additional disclosures pursuant to the Hong Kong Companies Ordinance and Main Board Listing Rules of The Stock Exchange of Hong Kong Limited

PricewaterhouseCoopers LLP PricewaterhouseCoopers Center 300 Madison Avenue New York NY 10017 Telephone (646) 471 3000 Facsimile (813) 286 6000

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of International Business Machines Corporation:

In our opinion, the accompanying Combined Financial Statements and related footnotes appearing on pages 3 through 38 present fairly, in all material respects, the financial position of the Personal Computing Division (“PCD” or the “Business”), a division of International Business Machines Corporation, at June 30, 2004, December 31, 2003, December 31, 2002 and December 31, 2001, and the results of its operations and cash flows for the six-month period ended June 30, 2004 and for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Business’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note D, the Business and its parent, International Business Machines Corporation engage in extensive intercompany transactions, and the Business relies on its parent for substantially all of its operational and administrative support for which it is allocated costs on a basis that management believes is appropriate in the circumstances.  The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity operated independently of the parent.

PricewaterhouseCoopers LLP New York, New York December 16, 2004

Personal Computing Division
A Division of International Business Machines Corporation
Combined Statement of Operations

		FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	NOTES	2004	2003	2003	2002	2001
			(UNAUDITED)
(US dollars in millions)
NET REVENUE:
External sales		$5,003	$4,160	$9,288	$8,962	$9,745
Sales to IBM	D	214	136	278	275	333
Total net revenue		5,217	4,296	9,566	9,237	10,078
COST OF REVENUE:
External sales		4,492	3,668	8,327	8,066	8,815
Sales to IBM	D	214	136	278	275	333
Total cost of revenue		4,706	3,804	8,605	8,341	9,148
Gross profit		511	492	961	896	930
EXPENSE AND OTHER INCOME:
Selling, general and administrative	N	511	489	1,013	1,038	1,201
Research, development and engineering	O	70	72	139	138	179
Intellectual property income		(27)	(30)	(75)	(118)	(134)
Other (income) and expense		1	(4)	1	(94)	(23)
TOTAL EXPENSE AND OTHER INCOME		555	527	1,078	964	1,223
LOSS BEFORE INCOME TAXES, MINORITY INTERESTS AND CHANGE IN ACCOUNTING PRINCIPLE		(44)	(35)	(117)	(68)	(293)
Provision for income taxes	M	74	51	115	86	77
Minority interests	J	21	11	26	17	17
Net loss before change in accounting principle		(139)	(97)	(258)	(171)	(387)
Effect of change in accounting principle	C	—	—	—	—	10
NET LOSS		$(139)	$(97)	$(258)	$(171)	$(397)

The accompanying notes on pages 8 through 38 are an integral part of the combined financial statements.

Personal Computing Division
A Division of International Business Machines Corporation
Combined Statement of Financial Position

		AT JUNE 30:	AT DECEMBER 31:
	NOTES	2004	2003	2002	2001
(US dollars in millions)
ASSETS
Current assets:
Cash		$297	$211	$199	$110
Accounts receivable—trade (net of allowances of $7 million in 2004, $7 million in 2003, $9 million in 2002 and $14 million in 2001		398	470	425	443
Inventories, net	F	279	235	216	322
Prepaid expenses and other current assets		192	120	118	151
Total current assets		1,166	1,036	958	1,026
Plant and other property	G	806	968	1,129	1,149
Less: Accumulated depreciation	G	498	607	728	718
Plant and other property, net	G	308	361	401	431
Investments and sundry assets	H	60	61	58	38
TOTAL ASSETS		$1,534	$1,458	$1,417	$1,495

LIABILITIES AND INVESTED EQUITY/(DEFICIT)
Current liabilities:
Taxes	M	$21	$35	$18	$17
Accounts payable		1,441	1,457	1,168	956
Compensation accruals		30	41	51	53
Deferred revenue		21	24	47	30
Warranty accruals		289	237	196	181
Rebates and returns accrual		175	193	176	191
Software royalties payable		159	166	145	107
Other accrued expenses and liabilities		57	43	47	40
Total current liabilities		2,193	2,196	1,848	1,575
Warranty accruals non-current		229	191	144	133
Minority interests and other long-term liabilities	J	87	62	53	53
TOTAL LIABILITIES		2,509	2,449	2,045	1,761

Contingencies and commitments	L

IBM’s net investment		(973)	(984)	(613)	(288)
Accumulated other comprehensive income/(loss)	K	(2)	(7)	(15)	22
TOTAL INVESTED EQUITY/(DEFICIT)		(975)	(991)	(628)	(266)
TOTAL LIABILITIES AND INVESTED EQUITY/(DEFICIT)		$1,534	$1,458	$1,417	$1,495

The accompanying notes on pages 8 through 38 are an integral part of the combined financial statements.

Personal Computing Division
A Division of International Business Machines Corporation
Combined Statement of Invested Equity/ (Deficit)

	IBM’S NET INVESTMENT	ACCUMULATED OTHER COMPREHENSIVE INCOME /(LOSS)	TOTAL
(US dollars in millions)
2001
Invested equity/(deficit), January 1, 2001	$(182)	$—	$(182)
Net investment by IBM	291		291
Net loss plus gains and (losses) included in other comprehensive income/ (loss):
Net loss	(397)		(397)
Gains and (losses) included in other comprehensive income/(loss) (net of tax):
Net unrealized gains on SFAS No. 133 cash flow hedge derivatives during 2001 (net of tax)		17	17
Foreign currency translation adjustments (net of tax)		5	5
Invested equity/(deficit), December 31, 2001	(288)	22	(266)
2002
Net investment by IBM	(155)		(155)
Net loss plus gains and (losses) included in other comprehensive income (loss):
Net loss	(171)		(171)
Gains and (losses) included in other comprehensive income/(loss) (net of tax):
Net unrealized losses on SFAS No. 133 cash flow hedge derivatives during 2002 (net of tax)		(24)	(24)
Foreign currency translation adjustments (net of tax)		(13)	(13)
Tax effect—stock transactions	1		1
Invested equity/(deficit), December 31, 2002	(613)	(15)	(628)
2003
Net investment by IBM	(113)		(113)
Net loss plus gains and (losses) included in other comprehensive income/ (loss):
Net loss	(258)		(258)
Gains and (losses) included in other comprehensive income/(loss) (net of tax):
Net unrealized losses on SFAS No. 133 cash flow hedge derivatives during 2003 (net of tax)		1	1
Foreign currency translation adjustments (net of tax)		7	7
Invested equity/(deficit), December 31, 2003	$(984)	$(7)	$(991)

The accompanying notes on pages 8 through 38 are an integral part of the combined financial statements.

Personal Computing Division
A Division of International Business Machines Corporation
Combined Statement of Invested Equity/ (Deficit)

	IBM’S NET INVESTMENT	ACCUMULATED OTHER COMPREHENSIVE INCOME /(LOSS)	TOTAL
(US dollars in millions)
Invested equity/(deficit), December 31, 2003	$(984)	$(7)	$(991)
2004
Net investment by IBM	150		150
Net loss plus gains and (losses) included in other comprehensive income/ (loss):
Net loss	(139)		(139)
Gains and (losses) included in other comprehensive income/(loss) (net of tax):
Net unrealized gains on SFAS No. 133 cash flow hedge derivatives during first six months of 2004 (net of tax)		7	7
Foreign currency translation adjustments (net of tax)		(2)	(2)
Invested equity/(deficit), June 30, 2004	$(973)	$(2)	$(975)

The accompanying notes on pages 8 through 38 are an integral part of the combined financial statements

Personal Computing Division
A Division of International Business Machines Corporation
Combined Statement of Cash Flows

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
		(UNAUDITED)
(US dollars in millions)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(139)	$(97)	$(258)	$(171)	$(397)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	28	31	61	64	83
Deferred income taxes	—	1	2	4	(3)
Net loss/(gain) on asset sales and other	1	(4)	(2)	(93)	—
Minority interest expense	21	11	26	17	17
Change in operating assets and liabilities:
Receivables	68	34	(24)	29	303
Inventories	(46)	(68)	(34)	76	230
Other assets	(56)	(13)	17	27	55
Accounts payable	(14)	37	268	175	(502)
Other liabilities	66	(28)	115	77	15
NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	(71)	(96)	171	205	(199)
CASH FLOW FROM INVESTING ACTIVITIES:
Payments for plant and other property	(36)	(71)	(97)	(86)	(107)
Proceeds from disposition of plant and other property	5	72	73	163	2
Transfers of assets at net book value to/(from) IBM	41	15	7	(10)	95
Distributions to joint venture minority interest holders	(4)	(4)	(31)	(32)	(28)
Proceeds from disposition of other investments	—	1	2	3	2
NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES	6	13	(46)	38	(36)
CASH FLOW FROM FINANCING ACTIVITIES:
Net IBM investment	150	25	(113)	(155)	291
Proceeds from receipts of short-term financing	—	12	—	—	—
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITES	150	37	(113)	(155)	291
Effect of exchange rate changes on cash	1	—	—	1	—
Net change in cash	86	(46)	12	89	56
Cash at January 1	211	199	199	110	54
CASH AT JUNE 30, AND DECEMBER 31	$297	$153	$211	$199	$110

The accompanying notes on pages 8 through 38 are an integral part of the combined financial statements.

Notes to Combined Financial Statements

A               Description of Business and Basis of Presentation

The Personal Computing Division (“PCD” or the “Business”) is a division of International Business Machines Corporation (“IBM”).  The Business develops, manufactures and markets personal computer products including a wide variety of notebook and desktop computers and related accessories.  The Business operates worldwide through three primary sales/distribution channels including: direct/large enterprise customers; distributors, remarketers and resellers; and internet/direct order channels.

IBM facilitates the financing of product purchases from the Business, including, but not limited to, providing commercial loans and lease financing to IBM’s “business partners” which include distributors, resellers, and other remarketers of PCD’s products. In addition, IBM provides end-user financing, including leasing, installment loans and other facilities to end-users of personal computer equipment, including customers of IBM’s business partners.

The Combined Financial Statements have been derived from the accounting records of IBM using the historical bases of assets and liabilities of PCD.  The June 30, 2003 data contained in these Combined Financial Statements is unaudited and presented for comparative purposes.  Management believes the assumptions underlying the Combined Financial Statements are reasonable.  However, the Combined Financial Statements included herein may not necessarily reflect the Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Business operated as a stand-alone entity during the periods presented.

The Business and its parent, IBM, engage in extensive intercompany transactions, and the Business relies on its parent for substantially all of its operational and administrative support for which it is allocated costs on a basis that management believes is appropriate in the circumstances.  The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity operated independently of the parent.

The Combined Financial Statements include allocations of certain IBM corporate expenses, including centralized research, legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other IBM corporate and infrastructure costs.  The expense and cost allocations have been determined on bases that IBM and the Business consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during the periods presented.  In addition to the allocated costs, the Business also receives charges based on agreements between the Business and other entities within IBM for operational and functional support in critical areas such as the following:  direct sales and marketing; manufacturers’ warranty (including fulfilling obligations under product warranties); brand marketing; procurement; financing; information technology; logistics and fulfillment services; site management and real estate; research and development; licensing of brand names, trademarks, know-how, and other intellectual property; human resources; tax-related services; intellectual property management and royalty settlement services.

IBM uses a centralized approach to cash management and financing of its operations.  Transactions relating to the Business are accounted for through the IBM net investment account for the Business.  Accordingly, none of the IBM cash, cash equivalents or debt at the corporate level has been assigned to the Business in the Combined Financial Statements.  Cash in the Combined Financial Statements represents amounts held locally by the Business’ operations in China and South Korea.  See note T, “Subsequent Events,” on page 33 for a description of the September, 2004 agreement to dissolve the Business’ joint venture in South Korea.

See note D, “Transactions with IBM” on pages 15 to 18 for further description of the relationships the Business has with IBM.

All references to dollar amounts in the Notes to the Combined Financial Statements are in US dollars.

Risks and Uncertainties

The Business has from inception operated as an integrated part of IBM and within the IBM infrastructure.  As a consequence, the Business has not operated as a stand-alone business.  The Business benefits from centralized IBM functions, such as global procurement and integrated supply chain.  The historical financial statements may, therefore not reflect the results of operations, financial position or cash flows that would have resulted had the Business been operated as a separate entity.

The Business purchases all of its microprocessors from a single supplier and a significant amount of its personal computer products are shipped preloaded with software from a single supplier.

The Business currently sources a significant amount (over 40 percent in the first six months of 2004 and over 50 percent in 2003) of its products from one external supplier. If this supplier were unable to deliver products for an extended period of time, the Business would be required to find replacement products from an alternative supplier or suppliers, which may not be available on a timely or cost effective basis.

Additionally, greater than 50 percent (in the first six months of 2004) and greater than 30 percent (in 2003) of the Business’ products are manufactured as part of joint ventures with third parties, primarily in Asia.  These relationships are important to the Business meeting its production commitments.  See note T, “Subsequent Events,” on page 33 for a description of the September, 2004 agreement to dissolve the Business’ joint venture in South Korea.

During the periods presented, the Business experienced quality issues with certain components of the product set. The warranty costs associated with these quality issues were charged to Cost of revenue External sales.  The Business had total warranty costs of $365 million and $226 million for the periods ended June 30, 2004 and 2003, respectively, and $586 million, $430 million and $452 million in the years ended December 31, 2003, 2002 and 2001, respectively.

In addition, a significant portion of the Business’ customers finance their purchases through commercial loans from IBM’s financing operations.  This financing component is an integral part of the relationship which the Business has with its customers and business partners.

Liquidity

The Business has a history of recurring losses, negative working capital and an accumulated deficit.  The ability to settle obligations as they come due is dependent on IBM funding the operations on an ongoing basis.  IBM is committed to funding the operations as necessary to meet the obligations of the Business as they come due, for as long as the Business is owned and controlled by IBM.

B               Significant Accounting Policies

Principles of Combination

The Combined Financial Statements have been prepared for the Business as it was historically managed within IBM’s management and measurement system and includes the global historical assets, liabilities and operations for which management is responsible, including certain joint venture investments, adjusted as necessary to conform with accounting principles generally accepted in the United States of America (GAAP).  All significant intra-company transactions within the Business have been eliminated.  All significant transactions between the Business and other entities of IBM are included in these Combined Financial Statements.  All intercompany transactions are considered to be effectively settled for cash in the Combined Statement of Cash Flows at the time the transaction is recorded.  Certain assets and liabilities of the Business, which are included in these Combined Financial Statements may, or may not, be indicative of the Business on a stand-alone basis.

Use of Estimates

The preparation of Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Combined Financial Statements and accompanying disclosures.  Although these estimates are based on management’s best knowledge of current events and actions that the Business may undertake in the future, actual results may be different from the estimates.  These estimates include, but are not limited to, allowance for price protection, returns and other vendor support arrangements, allowance for doubtful accounts, realization of deferred tax assets, inventory valuation allowances, warranty obligations and employee compensation accruals.

Revenue

The Business recognizes revenue when it is realized or realizable and earned.  The Business considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.  Delivery is considered to have occurred upon transfer of title and risk of loss to the customer, generally at shipment, and revenue is recognized provided there are no unfulfilled business obligations that affect customers’ final acceptance of the arrangement. Any cost of these obligations is accrued when the corresponding revenue is recognized.  The Business and IBM allocate revenue from multiple-element arrangements on a relative fair value basis in accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.”  The Business estimates and records incentive offerings, including price protection, promotions, and other volume-based incentives, and expected returns as reductions of revenue.

Expense and Other Income

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative (SG&A) expense is charged to operations as incurred.  Expenses of promoting and selling products and services are classified as selling expense and include such items as advertising, sales commissions and travel.  General and administrative expense includes such items as executive salaries, office supplies, non-income taxes, insurance and office rental.  In addition, general and administrative expense includes other operating items such as a provision for doubtful accounts and workforce accruals for contractually obligated payments to employees terminated in the ongoing course of business.

RESEARCH, DEVELOPMENT AND ENGINEERING

Research, development and engineering (RD&E) costs are expensed as incurred.

INTELLECTUAL PROPERTY INCOME

As part of the Business’ ongoing business investment in research and development (R&D), the Business licenses the rights to certain of IBM’s intellectual property (IP) including internally-developed patents through licensing/royalty-based arrangements.  Licensing/royalty-based arrangements involve transfers in which the Business earns the income over time, or the amount of income is not fixed or determinable until the licensee sells future related products (i.e., variable royalty, based upon licensee’s revenue).

OTHER (INCOME) AND EXPENSE

Other (income) and expense includes principally gains from sales of manufacturing operations, interest income and foreign currency transaction gains and losses.

Depreciation and Amortization

Plant and other property are carried at cost and are depreciated over their estimated useful lives using the straight-line method.  Plant and other property are included in the Combined Statement of Financial Position when they are managed by the Business i.e., “landlord-tenant basis” and are not necessarily reflective of ownership.  Depreciation charges for Plant and other property managed by the Business which are utilized by other IBM units are recovered in occupancy/usage billings to such IBM units resulting in a cost/expense reduction to the Business.  Refer to Note D, “Transactions with IBM,” on pages 15 to 18.  The estimated useful lives of depreciable properties generally are as follows: buildings, 50 years; building equipment, 20 years; land improvements, 20 years; plant, laboratory and office equipment, 2 to 15 years; and computer equipment, 1.5 to 5 years.

Retirement-Related Benefits

The Business’ employees and IBM employees that provide direct support to the Business participate in certain defined benefit pension plans, certain defined contribution plans and certain nonpension postretirement benefit plans, all of which are sponsored by IBM.  The Business accounts for costs related to defined benefit pension and nonpension postretirement benefit plans on a multi-employer plan basis as a participant, in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively.  SFAS No. 87 provides that an employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan.  As a consequence, no assets or liabilities relative to these retirement-related plans have been included in the Combined Statement of Financial Position. See note R, “Retirement-Related Benefits,” on pages 28 and 29 for further information regarding the plans in which the Business’ employees participate.

Stock-Based Compensation

The Business’ employees participate in IBM’s various incentive award plans. The Business applies the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for stock-based compensation arrangements. Accordingly, the Business records expense for grants of employee stock-based compensation awards equal to the excess of the market price of the underlying IBM shares at the date of grant over the exercise price of the stock-related award, if any (known as the intrinsic value). Generally, all employee stock options are issued with an exercise price equal to or greater than the market price of the underlying shares at grant date and therefore, no compensation expense is recorded.  In addition, no compensation expense is recorded for purchases of IBM stock made by the Business’ employees under the IBM Employee Stock Purchase Program (ESPP) in accordance with APB No. 25.  Additionally, the intrinsic value of restricted stock units and certain other stock-based awards issued to employees as of the date of grant is amortized to compensation expense over the vesting period.  To the extent there are performance criteria that could result in an employee receiving more or less (including zero) IBM shares than the number of units granted, the unamortized compensation is marked to market during the performance period based upon the intrinsic value at the end of each quarter.

The following table summarizes the pro forma operating results of the Business, had compensation cost for stock- based awards granted and employee stock purchases under the ESPP (see note Q, “Stock-Based Compensation Plans” on pages 26 and 27) been determined in accordance with the fair value-based method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation.”

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Net loss, as reported	$(139)	$(97)	$(258)	$(171)	$(397)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	3	2	3	5	5
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	13	16	29	35	32
Pro forma net loss	$(149)	$(111)	$(284)	$(201)	$(424)

The pro forma amounts that are disclosed in accordance with SFAS No. 123 reflect the portion of the estimated fair value of awards that was earned for the periods present above.  The fair value of stock option grants was estimated using a Black-Scholes option-pricing model with the assumptions listed in the table below.  The assumptions used and fair values of such awards are indicative of an IBM stock option and may not necessarily be representative of the value of a comparable award granted by the Business.

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
Option term (years)	5	5	5	5	5
Volatility	38.6%	39.9%	39.9%	40.4%	37.7%
Risk-free interest rate (zero coupon U.S. treasury note)	3.4%	2.6%	2.9%	2.8%	4.4%
Dividend yield	0.7%	0.7%	0.7%	0.7%	0.5%
Weighted-average fair value per option	$36	$29	$30	$32	$42

Income Taxes

The Business’ income taxes as presented are calculated on a separate tax return basis, although the Business’ operations have historically been included in IBM’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns.  IBM’s global tax model has been developed based on its entire portfolio of businesses.  Accordingly, the Business’ tax results as presented are not reflective of the results that the Business would have generated on a stand-alone basis.

Income tax expense is based on reported income before income taxes.  Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes.  These deferred taxes are measured by applying currently enacted tax laws.  Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.

Translation of Non-U.S. Currency Amounts

Assets and liabilities of non-U.S. operations that conduct business in a local currency environment are translated to U.S. dollars at year-end exchange rates for the periods ending December 31, 2003, 2002 and 2001, and at June 30, 2004 exchange rates for the six months ended June 30, 2004.  Income and expense items are translated at weighted-average rates of exchange prevailing during the year or the six month periods as presented.  Translation adjustments are recorded within Invested equity/(deficit).

For operations that conduct business in U.S. dollars, or whose economic environment is highly inflationary, Inventories, Plant and other property, net and other non-monetary assets and liabilities are translated at approximate exchange rates prevailing when the Business acquired the assets or liabilities.  All other assets and liabilities of these entities are translated at year-end exchange rates for the periods ending December 31, 2003, 2002 and 2001, and at June 30, 2004 exchange rates for the six months ended June 30, 2004.  Cost of revenue and depreciation are translated at historical exchange rates.  All other income and expense items are translated at the weighted-average rates of exchange prevailing during the year or the six month periods as presented.  Gains and losses that result from translation are included in net loss.

Derivatives

The Business recognizes derivative instruments including designated hedging transactions in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (SFAS No. 133).  All derivatives are recognized at fair value and are reported in Investments and sundry assets or Minority interests and other long-term liabilities in the Combined Statement of Financial Position.

The Business’ primary derivative usage is designated as hedging the variability of cash flows of forecasted transactions based on changes in foreign currency rates.  Changes in value of effective cash flow hedges are recorded net of applicable taxes, in Accumulated other comprehensive income/(loss), a component of Invested equity/(deficit).  These accumulated amounts are reclassified to Cost of revenue in the period that Net loss is affected by the variability of the underlying cash flow.  The reclassified amount is the applicable offsetting amount of the gain or loss deferred in Invested equity/(deficit) relating to the cash flows impacting that period’s Net loss.  Changes in the value of derivatives that are not designated as hedges at inception or after designation of a previously designated hedge, as well as changes in the value of derivatives designated as hedges that do not offset the underlying hedged item throughout the designated hedge period, are recorded in Net loss each period and in Other (income) and expense.

The Business reports cash flows resulting from the Business’ derivative financial instruments consistent with the classification of cash flows from the underlying hedged items as Cash flow from operating activities within the Combined Statement of Cash Flows.

See note I, “Derivatives and Hedging Transactions,” on pages 19 and 20 for a description of the derivative instruments used by the Business.

Inventories

Raw materials, work in process and finished goods are stated at the lower of average cost or net realizable value.  Included in inventory are those goods which are located at third party manufacturers for which the Business retains risk of loss.

Allowance for Uncollectible Receivables

An allowance for uncollectible trade receivables is recorded based on a combination of write-off history, aging analysis, and any specific known troubled accounts.

Factoring

The Business applies the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” when accounting for the sale of certain receivables to its parent company, IBM.  In accordance with the provisions of SFAS No. 140, these transactions have been accounted for as sales and are not subject to recourse.  As a result the related receivables have been excluded from the accompanying Combined Statement of Financial Position.  For such receivable sales, the Business retains the obligation to dealers and remarketers for price protection, stock rotation and related vendor support and has reflected this as a liability in the Combined Financial Statements.

Royalties

The Business has royalty-bearing license agreements with vendors that allow the Business to sell certain products which are protected by patent, copyright or license.  Royalty costs are included in Cost of revenue when the products are delivered.

Product Warranties

The Business records warranty liabilities for the estimated costs that may be incurred under its basic warranty for which the Business is obligated to perform.  The Business estimates its warranty costs based on historical warranty claim experience for eligible products under warranty.  Estimated costs for warranties applicable to revenue recognized in the current period are charged to Cost of revenue.  These costs primarily include technical support, parts, and labor associated with warranty repair and service actions.  The warranty accrual is reviewed quarterly to verify that it properly reflects the remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience differs from estimates.  Extended post-warranty service contracts are excluded from these financial statements as these contracts are managed by a separate IBM business entity.

C               Accounting Changes

Standards Implemented

In January 2003, the FASB issued FASB Interpretation Number 46 (FIN 46), “Consolidation of Variable Interest Entities,” (effective for the year ended December 31, 2003) and amended it by issuing FIN 46-R in December 2003.  Such guidance addresses consolidation by business enterprises of variable interest entities (VIEs) that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) have equity investors that lack an essential characteristic of a controlling financial interest.  The company chose to apply the guidance of FIN 46-R, as of March 31, 2004 in accordance with the Interpretation’s transition provisions.  Neither of these accounting pronouncements had a material impact on the Business’ Combined Financial Statements.

On January 1, 2003, the Business adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.”  SFAS No. 143 provides accounting and reporting guidance for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset.  SFAS 143 requires the recording of an asset and a liability equal to the present value of the estimated costs associated with the retirement of long-lived assets for which a legal or contractual obligation exists.  The asset is required to be depreciated over the life of the related equipment or facility, and the liability is required to be accreted each year based on a present value interest rate.  The adoption of the standard did not have a material effect on the Business’ Combined Financial Statements.

In 2003, the EITF reached a consensus relating to the accounting for multiple-element arrangements: Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF No. 00-21 was adopted effective July 1, 2003 and did not have a material impact on the Business’ Combined Financial Statements.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees that are entered into or modified after December 31, 2002.  The Business has adopted the disclosure requirements of FIN 45 (see note B, “Significant Accounting Policies,” on page 13 under “Product Warranties,” and note L “Contingencies and Commitments,” on pages 21 to 23) and applied the recognition and measurement provisions for all material guarantees entered into or modified in periods beginning January 1, 2003.  The initial adoption of the recognition and measurement provisions of FIN 45 did not have a material impact on the Business’ Combined Financial Statements.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and develops a single accounting model, based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, whether such assets are or are not deemed to be a business. SFAS No. 144 also modifies the accounting and disclosure rules for discontinued operations.  The standard was adopted on January 1, 2002, and did not have a material impact on the Business’ Combined Financial Statements.

On January 1, 2001, the Business adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedge Activities,” and SFAS No. 149, “Amendments of Statement 133 on Derivative Instruments and Hedging Activities,” (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments. As of January 1, 2001, the adoption of the new standard resulted in a cumulative effect charge of $10 million included in the effect of change in accounting principle in the Combined Statement of Operations.

Effective January 1, 2001, the Business adopted SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of SFAS No. 125.”  This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.  It also revises the accounting standards for securitizations and transfers of financial assets and collateral.  The adoption did not have a material effect on the Business’ Combined Financial Statements.  The standard also requires new disclosures that are not applicable to the Business.

D               Transactions with IBM

Revenue/Cost of Revenue

The Business derived revenue from IBM of $214 million and $136 million, during the six months ended June 30, 2004 and 2003, respectively.  In addition, the Business derived revenue from IBM of $278 million, $275 million and $333 million, during each of the years ended December 31, 2003, 2002 and 2001, respectively.  The revenue stream is valued at manufacturer’s cost, consistent with how these product transactions were recorded within IBM.  In addition, there is no stated or implied warranty on these transactions, i.e. the IBM user is responsible for any repair costs.

IBM Global Financing

IBM Global Financing (IGF, a division of IBM) is in the business of financing customer purchases of IBM products and services.  IGF facilitates customer purchases of the Business’ products through commercial lending and end-user leasing or loan arrangements.   In this regard, certain dealers and remarketers obtain commercial loans and certain end-users obtain leases or loans to finance their purchases of products from the Business.  IGF financing arrangements are conducted on an arms-length basis with customers and IGF regularly secures its interests in or takes title to financed products.

IGF originations of commercial loans to finance dealer and remarketer purchases of products from the Business approximated $3,628 million and $3,024 million for the six months ended June 30, 2004 and 2003, respectively.  In addition, IGF originations of commercial loans approximated $6,651 million, $6,043 million, and $7,103 million in 2003, 2002 and 2001, respectively.  For such financed purchases, the Business retains the obligations to the dealers and remarketers for price protection, stock rotation, and related vendor support.  This is recorded in the Rebates and returns accrual line in the Combined Statement of Financial Position.

IGF originations of leases to finance end-user customer purchases of products from the Business or from dealers and remarketers approximated $393 million and $488 million for the six months ended June 30, 2004 and 2003, respectively.  In addition, IGF originations of leases to finance end-user customer purchases approximated $1,054 million, $1,164 million, and $1,703 million in 2003, 2002 and 2001, respectively.  IGF originations of customer loans to finance end-user customer purchases of products from the Business approximated $16 million and $18 million for the six months ended June 30, 2004 and 2003, respectively.  IGF originations of customer loans to finance end-user customer purchases were $68 million, $46 million and $179 million in 2003, 2002 and 2001, respectively.

Where concentrations with a particular dealer, remarketer or end-user customer exceed established IBM credit limits, or in certain other circumstances relating to credit quality, IGF requires an indemnification from the Business prior to the extension of credit.  In these situations, the Business assumes the repayment risk on credit extended by IGF on its behalf.  The amount of outstanding receivables due to IGF for such indemnifications was less than $1 million as of June 30, 2004 and December 31, 2003.  The Business did not realize significant losses through such indemnifications during the periods presented.

As compensation to IGF for providing commercial lending facilities to the dealers and remarketers of the Business’ products and in addition to the returns earned by IGF on commercial lending and end-user leasing transactions, IGF charges the Business annually, market-rate based fees.  Such fees, included in the income statement under Selling, general and administrative expense, amounted to $33 million and $29 million for the six months ended June 30, 2004 and 2003, respectively.  Such fees were $63 million, $57 million and $64 million during 2003, 2002 and 2001, respectively.

Working Capital Management

As part of the Business’ working capital and liquidity management, the Business has entered into certain sales of receivables contracts with IBM.  These sales transfer all rights, title and interest in the receivables to IBM at formulaically determined prices (factoring).  The Business retains no residual credit exposure to the factored receivables. The Business does have a continued responsibility to service the receivables and remit collections to IBM.  Without this factoring program, the Business’ gross accounts receivable would have been $156 million higher at June 30, 2004 and $161 million, $126 million and $139 million higher at December 31, 2003, 2002 and 2001, respectively.

Allocated Costs/Expenses

The Business receives support from IBM for certain corporate expenses, including centralized research and development, legal, human resources, payroll, accounting, information technology services, telecommunications, treasury and other IBM corporate and sales support/infrastructure costs.  The costs of providing these services have been allocated to the Business on bases that management considers to be appropriate and provide a reasonable reflection of the utilization of services provided or benefits received by the Business during the periods presented on a consistent basis.  The allocation bases used include gross profit, revenue and operating expenses.

Allocated costs included in the accompanying Combined Statement of Operations follow:

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Cost of revenue	$4	$6	$11	$1	$(7)
Selling, general and administrative	187	150	321	344	382
Research, development and engineering	6	4	9	11	10
Other (income) and expense	4	5	10	(2)	(7)

Agreements With IBM

The Business has entered into various agreements to procure certain services from IBM.  Prices and rates for such services are based on predetermined or otherwise negotiated amounts between IBM divisions.  The following table, followed by a brief description, details the cost of services provided by IBM to the Business under such agreements:

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Services provided by IBM:
Cost of revenue:
Warranty costs	$238	$200	$421	$347	$361
Hardware costs	56	59	115	352	613
Overhead costs	74	58	134	122	135
IT services	45	57	105	85	91
Product distribution costs	31	37	73	80	100
Technology support costs	11	8	14	13	19
Software costs	3	4	7	6	6
Other	9	12	21	17	14
Total cost of revenue	$467	$435	$890	$1,022	$1,339
Selling, general and administrative	$170	$162	$337	$268	$308
Research, development and engineering	$13	$15	$29	$32	$34
Other (income) and expense	$—	$(10)	$(10)	$(41)	$(31)

Cost of revenue:  These charges to the Business primarily include warranty, hardware, overhead, IT services, product distribution, technology support, and software costs.  Warranty costs are charged based on each occurrence.  Generally, component hardware costs are charged based on internally established transfer prices between IBM divisions.  Overhead costs include employee benefits and occupancy costs related to the Business’ manufacturing employees and procurement expenses.  IT services are charged based on a combination of factors including usage and headcount.  Product distribution costs are charged based on actual usage of freight carriers.  Technology support costs are charged based on direct expenses including occupancy costs, salaries and benefits.  Software costs are charged based on other IBM divisions’ royalty and software development charges.

Selling, general and administrative:  These charges to the Business primarily include IT services, fees paid to IGF for commercial lending activities, direct channel fees, marketing and sales programs, employee benefits, occupancy costs, customer fulfillment costs, administrative support, and human resources support.  IT services are charged based on a combination of factors including usage and headcount.  IT services charged to the Business were $25 million and $27 million for each of the six month periods ended June 30, 2004 and 2003, respectively and $54 million, $57 million, and $62 million during each of the years ended December 31, 2003, 2002 and 2001, respectively.  Direct channel fees are charged to the Business based on direct expenses including occupancy costs, salaries and benefits.  Marketing and sales programs are charged based on direct expenses including marketing materials and development costs, occupancy costs, salaries and benefits.  Employee benefits and occupancy costs for the Business’ employees are charged from IBM.  Customer fulfillment costs are charged based on direct expenses including occupancy costs, salaries and benefits.  Administrative and human resources support are charged based on direct expenses including occupancy costs, salaries and benefits.  As noted under the IBM Global Financing section on page 15, fees paid as compensation to IGF for providing commercial lending facilities to the dealers and remarketers of the Business’ products were $33 million and $29 million for each of the six month periods ended June 30, 2004 and 2003, respectively and $63 million, $57 million and $64 million during each of the years ended December 31, 2003, 2002 and 2001, respectively.

Research, development and engineering services:  The costs of providing these services are charged to the Business based on employee benefits and occupancy costs for the Business’ employees performing research, development and engineering services.  Additionally, the direct development expenses of other IBM divisions including occupancy costs, salaries and benefits, and IT services are charged from IBM.

Other (income) and expense:  These amounts primarily include credits transferred to the Business from IBM that compensate the Business for taking certain low or negative margin contracts.

The Business passes through costs for amounts charged by IBM and its entities that are related to other IBM divisions.  Additionally the Business has various agreements to provide services to other IBM divisions.  The following table details the annual pass through costs and charges for services provided to other IBM divisions followed by a brief description.

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Costs and charges for services provided to other IBM divisions (reductions of the following categories):
Cost of revenue:
Hardware costs	$16	$14	$24	$34	$38
Overhead costs	55	59	106	117	170
Software costs	7	9	17	19	12
Product distribution costs	4	3	7	12	30
Technology support costs	1	4	7	26	26
Other	17	17	30	21	24
Total cost of revenue	$100	$106	$191	$229	$300
Selling, general and administrative	$61	$54	$119	$132	$235
Research, development and engineering	$3	$3	$6	$16	$4

Cost of revenue:  These charges to IBM divisions primarily include both pass through costs and services provided to other IBM divisions for hardware, overhead, software, product distribution and technology support.  The Business sources certain hardware components from its suppliers for other IBM divisions.  Overhead costs charged to other IBM divisions primarily include procurement expenses, manufacturing employees’ salaries and benefits, and occupancy costs. Software costs are charged based on external software developers’ royalty related to other IBM divisions’ products.  Product distribution costs are charged based on actual usage of freight carriers.  Technology support costs are charged based on direct expenses including occupancy costs, salaries and benefits.  These costs have been included as a reduction of Cost of revenue.

Selling, general and administrative:  These charges to IBM primarily include both pass through costs and services provided to other IBM divisions for marketing and sales programs, administrative support, human resources support and legal support.  Marketing and sales programs are charged based on direct expenses including marketing materials and development costs, occupancy costs, salaries and benefits.  Administrative and human resources support are charged based on direct expenses including occupancy costs, salaries and benefits.  These costs have been included as a reduction of Selling, general and administrative expense.

Research, development and engineering services:  These charges are primarily for research, development and engineering services activities provided by the Business to other IBM divisions and include direct development expenses, occupancy costs, salaries and benefits.

E                 Sale of Manufacturing Operations

In January 2002, the Business sold certain of its North American and European desktop personal computer manufacturing operations to Sanmina SCI.  Along with the sale, the Business entered into a three year outsourcing agreement with Sanmina SCI to manufacture personal computers for the Business.  As a result of this transaction, the company sold fixed assets and inventory valued at approximately $65 million and a $91 million gain was recorded in Other (income) and expense in the Combined Statement of Operations.  In January of 2003, the Business sold additional fixed assets and inventory valued at approximately $61 million, as well as certain of its mobile personal computer manufacturing operations processes to Sanmina SCI.  The result of this transaction was a $5 million gain recorded in Other (income) and expense in the Combined Statement of Operations.

F                 Inventories, net

	AT JUNE 30:	AT DECEMBER 31:
	2004	2003	2002	2001
(US dollars in millions)
Finished goods	$172	$152	$141	$194
Work in process and raw materials	107	83	75	128
Total	$279	$235	$216	$322

G               Plant and Other Property, net

	AT JUNE 30:	AT DECEMBER 31:
	2004*	2003	2002	2001
(US dollars in millions)
Land and land improvements	$38	$42	$50	$50
Buildings and building improvements	407	490	526	513
Plant, laboratory and office equipment	361	436	553	586
	806	968	1,129	1,149
Less: Accumulated depreciation	498	607	728	718
Total	$308	$361	$401	$431

* Effective May 1, 2004, the Business no longer manages the Guadalajara, Mexico site.  As a result of this change in management, Plant and other property, net was reduced by $33 million.  This is reflected in the Combined Statement of Cash Flows in Transfer of assets at net book value to/(from) IBM.

H               Investments and Sundry Assets

	AT JUNE 30:	AT DECEMBER 31:
	2004	2003	2002	2001
(US dollars in millions)
Deferred taxes	$32	$32	$24	$20
Goodwill	19	18	18	13
Other assets	9	11	16	5
Total	$60	$61	$58	$38

I                    Derivatives and Hedging Transactions

In the normal course of operations, the Business is exposed to foreign currency fluctuations.  The Business limits these risks by following established risk management policies and procedures including the use of derivatives.  The Business does not use derivatives for trading or speculative purposes.  Further, the Business has a policy of only entering into contracts with carefully selected major financial institutions based upon their credit ratings and other factors, and maintains strict dollar and term limits that correspond to the institution’s credit rating.

The Business’ operations generate non-functional currency, and generate and remit non-functional currency for third party vendor payments and intercompany payments for goods and services with IBM.  In anticipation of these foreign currency cash flows and in view of the volatility of the currency markets, the business selectively employs foreign exchange forward and option contracts to manage its currency risk.  At December 31, 2003 and June 30, 2004, the maximum remaining maturity of these derivative instruments was approximately 3 months.

At June 30, 2004, the assets recorded in the Combined Statement of Financial Position related to cash flow hedges was $1.0 million.

At December 31, 2003, the net liabilities recorded in the Combined Statement of Financial Position related to cash flow hedges was $5.3 million and consisted of $0.1 million of assets and $5.4 million of liabilities.  At December 31, 2002, the net liabilities recorded in the Combined Statement of Financial Position related to cash flow hedges was $5.8 million and consisted of $0.2 million of assets and $6.0 million of liabilities.  At December 31, 2001, the assets recorded in the Combined Statement of Financial Position related to cash flow hedges was $19.8 million.

The Business has recorded approximately $6.4 million of net losses in Accumulated other comprehensive income/(loss) as of December 31, 2003, net of tax, the entire balance of which is expected to be reclassified to net income within the next year, providing an offsetting economic impact against the underlying anticipated cash flows hedged.  There were no net gains or losses recorded in Accumulated other comprehensive income/(loss) at June 30, 2004.

The following table summarizes activity in the Accumulated other comprehensive income/(loss) section of the Combined Statement of Invested Equity/(Deficit) related to all derivatives classified as cash flow hedges held by the Business during the periods January 1, 2001 (the date of the Business’ adoption of SFAS No. 133) through June 30, 2004:

DEBIT/ (CREDIT)
(US dollars in millions, net of tax)
Beginning balance as of January 1, 2001	$—
Net gains reclassified into operations from Invested equity/(deficit) during 2001	6
Changes in fair value of derivatives in 2001	(23)
December 31, 2001	(17)
Net losses reclassified into operations from Invested equity/(deficit) during 2002	(20)
Changes in fair value of derivatives in 2002	44
December 31, 2002	7
Net losses reclassified into operations from Invested equity/(deficit) during 2003	(26)
Changes in fair value of derivatives in 2003	25
December 31, 2003	6
Net losses reclassified into operations from Invested equity/(deficit) during 2004	3
Changes in fair value of derivatives in 2004	(9)
June 30, 2004	$—

At June 30, 2004 and December 31, 2003, there were no significant gains or losses on derivative transactions or portions thereof that were either ineffective as hedges, excluded from the assessment of hedge effectiveness, or associated with an underlying exposure that did not occur; nor are there any anticipated in the normal course of business.

Derivative operations are provided through the centralized risk management and treasury functions of IBM.  In addition to the specific direct hedge program above, the Business’ Combined Statement of Operations includes an allocation of gains/losses related to IBM’s global hedging programs.  See note D, “Transactions with IBM”, on pages 15 to 18 for further information regarding the allocation of certain IBM costs to the Business.

J                 Minority Interests and Other Long-Term Liabilities

The Business has investments in joint ventures whose assets, liabilities and operations are included in the Combined Financial Statements.  The Business manages the operations of the joint ventures.  The joint ventures have both personal computer (PC) operations and non-personal computer operations.  The results of the joint ventures’ non-personal computer operations have been excluded from the results of the Business.  Included in the Combined Statement of Operations are the results of the joint ventures’ PC operations offset by minority interest expense (net of tax) of $21 million and $11 million, for the six month periods ended June 30, 2004 and June 30, 2003, respectively, and $26 million, $17 million and $17 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Additionally, dividend distributions to parties holding a minority interest totaled $4 million for the six month periods ended June 30, 2004 and 2003, and $31 million, $32 million and $28 million for the years ended December 31, 2003, 2002 and 2001, respectively.  Such amounts are included in the Combined Statement of Cash Flows as Investing Activities.

At December 31, 2003, 2002 and 2001, included in the Combined Statement of Financial Position is minority interest in joint ventures of $56 million, $48 million and $48 million, respectively, which reflects the original investment by parties holding a minority interest in such joint ventures, along with their proportional share of the joint venture earnings, losses and distributions.  At June 30, 2004, minority interest in joint ventures totaled $77 million, of which $16 million represents the amount related to the Business’ South Korean joint venture.

See note T, “Subsequent Events,” on page 33 for a description of the 2004 agreement to dissolve the Business’ joint venture in South Korea.

K               Comprehensive Income/(Loss*)

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Net loss	$(139)	$(97)	$(258)	$(171)	$(397)
Net unrealized gains/ (losses) on cash flow hedge activities	7	7	1	(24)	17
Foreign currency translation adjustment	(2)	7	7	(13)	5
Comprehensive income/(loss)	$(134)	$(83)	$(250)	$(208)	$(375)

*Net of tax.

L                Contingencies and Commitments

The Business is involved in a variety of claims, suits, investigations and proceedings that arise from time to time in the ordinary course of its business, including actions with respect to contracts, intellectual property (IP), product liability, employment, and environmental matters. The following is a discussion of some of the more significant legal matters involving the Business.

On July 31, 2003, the U.S. District Court for the Southern District of Illinois, in Cooper et al. vs. The IBM Personal Pension Plan and IBM Corporation, held that IBM’s pension plan violated the age discrimination provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  On September 29, 2004, IBM announced that IBM and plaintiffs agreed in principle to resolve certain claims in the litigation.  Under the terms of the agreement, plaintiffs will receive an incremental pension benefit in exchange for the settlement of some claims, and a stipulated remedy on remaining claims if plaintiffs prevail on appeal.  Under the terms of the settlement, the judge will issue no further rulings on remedies.  This settlement, together with a previous settlement of a claim referred to as the partial plan termination claim resulted in IBM taking a one-time charge of $320 million in the third quarter of 2004.

This agreement ends the litigation on all but two claims, which are associated with IBM’s cash balance formula. IBM will appeal the rulings on these claims.  IBM continues to believe that its pension plan formulas are fair and legal.  The company has reached this agreement in the interest of the business and IBM shareholders, and to allow for a review of its cash balance formula by the Court of Appeals.  IBM continues to believe it is likely to be successful on appeal.

The agreement stipulates that if IBM is not successful on appeal of the two remaining claims, the agreed remedy will be increased by up to $1.4 billion—a $780 million remedy for the claim that IBM’s cash balance formula is age discriminatory, and a $620 million remedy for the claim that transition arrangements regarding opening account balances during the 1999 conversion were also age discriminatory (referred to as the “always cash balance” claim).  The maximum additional liability the company could face as a result of the claims being appealed in this case is therefore capped at $1.4 billion.

In the coming months, class members will receive formal notice of the settlement and the judge will hold a fairness hearing.  Once the settlement is approved, IBM will appeal the liability rulings for the cash balance claims.  As a result, the entire process could take over 2 years before reaching final conclusion.

On June 2, 2003 IBM announced that it received notice of a formal, nonpublic investigation by the Securities and Exchange Commission (SEC).  The SEC is seeking information relating to revenue recognition in 2000 and 2001 primarily concerning certain types of client transactions.  IBM believes that the investigation arises from a separate investigation by the SEC of Dollar General Corporation, a client of IBM’s Retail Stores Solutions unit, which markets and sells point of sale products.

On January 8, 2004, IBM announced that it received a “Wells Notice” from the staff of the SEC in connection with the staff’s investigation of Dollar General Corporation, which as noted above, is a client of IBM’s Retail Stores Solutions unit.  It is IBM’s understanding that an employee in IBM’s Sales & Distribution unit also received a Wells Notice from the SEC in connection with this matter.  The Wells Notice notifies IBM that the SEC staff is considering recommending that the SEC bring a civil action against IBM for possible violations of the U.S. securities laws relating to Dollar General’s accounting for a specific transaction, by participating in and aiding and abetting Dollar General’s misstatement of its 2000 results.  In that transaction, IBM paid Dollar General $11 million for certain used equipment as part of a sale of IBM replacement equipment in Dollar General’s 2000 fourth fiscal quarter.  Under the SEC’s procedures, IBM responded to the SEC staff regarding whether any action should be brought against IBM by the SEC.  The separate SEC investigation noted above, relating to the recognition of revenue by IBM in 2000 and 2001 primarily concerning certain types of client transactions, is not the subject of this Wells Notice.

In January 2004, the Seoul District Prosecutors Office in South Korea announced it had brought criminal bid rigging charges against several companies, including IBM Korea and LG IBM (a joint venture between IBM Korea and LG Electronics) and had also charged employees of some of those entities with, among other things, bribery of certain officials of government-controlled entities in Korea, and bid rigging.  IBM Korea and LG IBM cooperated fully with authorities in these matters.  A number of individuals, including former IBM Korea and LG IBM employees, were subsequently found guilty and sentenced. IBM Korea and LG IBM were also required to pay fines.  Effective October 1, 2004, IBM Korea was debarred from doing business directly with certain government controlled entities in Korea until August 31, 2005.  That order does not prohibit IBM Korea from selling products and services to business partners who sell to government controlled entities in Korea.  In addition, the U.S. Department of Justice and the SEC have both contacted IBM in connection with this matter.

In accordance with SFAS No. 5, “Accounting for Contingencies,” the Business records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter.  Any recorded liabilities for the above items, including any changes to such liabilities during each of the three years in the period ended December 31, 2003 were not material to the Combined Financial Statements.  Based on its experience, the Business believes that the damage amounts claimed in the matters referred to above are not a meaningful indicator of the potential liability.

Litigation is inherently uncertain and it is not possible to predict the ultimate outcome of the matters discussed above.  While the Business will continue to defend itself vigorously in all such matters, it is possible that the Business’ financial condition, results of operations, or cash flows could be affected in any particular period by the resolution of one or more of these matters.  Whether any losses, damages or remedies finally determined in any such claim, suit, investigation or proceeding could reasonably have a material effect on the Business’ financial condition, results of operations, or cash flow will depend on a number of variables, including the timing and amount of such losses or damages, the structure and type of any such remedies, the significance of the impact any such losses, damages or remedies may have on the Combined Financial Statements, and the unique facts and circumstances of the particular matter which may give rise to additional factors.

Commitments

The Business generally offers three-year warranties for its products.  The company estimates the amount and cost of future warranty claims for its current period sales.  These estimates are used to record accrued warranty cost for current period shipments. The company uses historical warranty claim information, as well as recent trends that might suggest that past cost information may differ from future claims.

Changes in the Business’ warranty liability balance are illustrated in the following table:

	2004	2003	2002	2001
(US dollars in millions)
Balance at January 1	$428	$340	$314	$275
Current period accruals	218	381	298	295
Accrual adjustments to reflect actual experience	90	107	40	55
Charges incurred	(218)	(400)	(312)	(311)
Balance at June 30, 2004 and December 31, 2003, 2002 and 2001	$518	$428	$340	$314

Warranty costs disclosed on page 9 in the Risks and Uncertainties section, includes items that are charged directly to Cost of revenue, External sales in the current year, and are not reflected in the warranty liability balance above.

In the ordinary course of its business, the Business enters into agreements that obligate it to purchase all or a portion of its requirements of a specific product, commodity or service from a supplier or vendor.  These agreements are generally entered into in order to secure pricing or other negotiated terms and may or may not specify fixed or minimum quantities to be purchased.  The Business has entered into several agreements that include commitments to purchase goods and services of either a fixed or minimum quantity that meet any of the following criteria: (1) non-cancelable, (2) the Business would incur a cancellation penalty, or (3) the Business must make specified minimum payments even if it does not take delivery of the contracted products or services.  If the obligation to purchase goods or services is non-cancelable, the entire value of the contract was included in the table below.  If the obligation is cancelable, but the Business would incur a penalty if cancelled, the dollar amount of the penalty was included as a purchase obligation.  Contracted minimum amounts specified in take-or-pay contracts are also included in the table below as they represent the portion of each contract that is a firm commitment.

	Total
	Contractual
	Payment	Payments Due In
	Stream	2004	2005	2006	2007
(US dollars in millions)
Purchase obligations as of June 30, 2004	$1,465	$102	$437	$451	$475

The Business has a purchase commitment with Hitachi, Ltd. (Hitachi) for the purchase of hard drives for its notebook and desktop computer products.  The purchase commitment specifies a minimum purchase requirement of $32 million in 2004 of its hard drives.  For 2005 through 2007, the purchase commitment requires the Business to source 70 percent and 50 percent of its 2.5” and 3.5” hard drives, respectively.  The Business has estimated this purchase commitment to be $426 million, $449 million, and $475 million for 2005, 2006, and 2007, respectively, based on its forecasted sales, volume growth, and anticipated average purchase price for each year.

M             Taxes

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Income before income taxes:
U.S. operations	$(307)	$(230)	$(448)	$(302)	$(382)
Non-U.S. operations	263	195	331	234	89
Total income before income taxes	$(44)	$(35)	$(117)	$(68)	$(293)

The provision for income taxes by geographic operations is as follows:

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
U.S. operations	$25	$17	$41	$31	$29
Non-U.S. operations	49	34	74	55	48
Total provision for income taxes	$74	$51	$115	$86	$77

The components of the provision for income taxes by taxing jurisdiction are as follows:

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
U.S.:
Current	$—	$—	$—	$—	$—
Deferred	—	—	—	—	—
	$—	$—	$—	$—	$—
Non-U.S.:
Current	$74	$50	$113	$84	$79
Deferred	—	1	2	2	(2)
Total provision for income taxes	$74	$51	$115	$86	$77

Differences between the income tax computed at the U.S. federal statutory tax rate of 35 percent and the income tax provision are as follows:

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Income tax (benefit) at statutory rate	$(15)	$(14)	$(41)	$(24)	$(106)
Foreign tax differential	(107)	(67)	(148)	(67)	(20)
Valuation allowance	196	132	304	177	203
Total provision for income taxes	$74	$51	$115	$86	$77

The Business’ operating results have historically been included in IBM’s consolidated U.S. federal and state income tax returns, or non-U.S. jurisdictions tax returns.  The provision for income taxes in the Combined Financial Statements has been determined on a separate return basis.  The Business is required to assess the realization of its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment any utilization of those losses by IBM.  This assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets.  Due to cumulative losses incurred in the U.S. and certain non-U.S. locations, a valuation allowance has been recorded against any net deferred tax assets in these jurisdictions.

The significant components of activities that gave rise to deferred tax assets and liabilities that are recorded in the Combined Statement of Financial Position were as follows:

DEFERRED TAXES

	AT JUNE 30,	AT DECEMBER 31,
	2004	2003	2002	2001
(US dollars in millions)
Federal, state and local tax loss carryforwards	$572	$459	$286	$159
Foreign tax loss carryforwards	210	182	75	36
Foreign tax credits	173	135	75	44
Miscellaneous expense accruals	135	151	155	136
Bad debt, inventory and warranty reserves	79	46	80	73
Gross deferred tax assets	1,169	973	671	448
Less: Valuation allowance	(1,125)	(929)	(625)	(399)
Net deferred tax assets	$44	$44	$46	$49

The deferred tax assets related to tax loss and credit carryforwards represent the tax effect of operational results relating solely to the six month period ended June 30, 2004 and the three years ended December 31, 2001 through 2003 as calculated on a separate return basis.  Information regarding tax loss and credit carryforwards from periods prior to the year ended December 31, 2001 has not been provided.  All tax return attributes generated by the Business as calculated under the separate return methodology and not utilized by IBM historically will be retained by IBM.

As described in note D, “Transactions with IBM”, on pages 15 to 18 the Business and IBM engaged in extensive intercompany transactions.  Certain of these transactions are currently subject to review by U.S. and non-U.S. tax authorities as part of several ongoing tax audits of IBM.  While the Business believes that its relevant transactions with IBM were conducted in accordance with the “arms’-length” standard, any adjustments related to the Business could result in additional taxes that might have a material affect on the income tax provision and net income in the period or periods that determination is made.

Excluding the impact of those jurisdictions with deficits in retained earnings, undistributed earnings of non-U.S. subsidiaries, which reflect full provision for non-U.S. income taxes, are indefinitely reinvested in non-U.S. operations.

N               Advertising and Promotional Expense

Direct advertising and promotional expense, which includes media, agency and promotional expense, was $59 million and $69 million for the six months ended June 30, 2004 and June 30, 2003, respectively, and is recorded in Selling, general and administrative expense.  Direct advertising and promotional expense was $132 million, $127 million and $146 million in 2003, 2002 and 2001, respectively.  These expenses are net of supplier coadvertising rebates.  In addition, the Business receives allocations from IBM for advertising and promotional expense as discussed in note D, “Transactions with IBM” on page 16.

O              Research, Development and Engineering

Total RD&E expense was $70 million and $72 million for the six months ended June 30, 2004 and June 30, 2003, respectively.  Total RD&E expense was $139 million in 2003, $138 million in 2002 and $179 million in 2001.  Included in these amounts are allocations the Business receives from IBM for RD&E expenses as discussed in note D, “Transactions with IBM” on page 16.

The Business incurred expense of $66 million and $68 million for the six months ended June 30, 2004 and June 30, 2003, respectively, for scientific research and the application of scientific advances to the development of new and improved products and their uses.  Included in these amounts are allocations from IBM for research related costs of $6 million and $4 million, respectively.  The Business incurred expense of $131 million, $129 million and $161 million in 2003, 2002 and 2001, respectively, for scientific research and the application of scientific advances to the development of new and improved products and their uses.  Included in these amounts are allocations from IBM for research related costs of $9 million in 2003, $11 million in 2002, and $10 million in 2001.

Expense for product-related engineering was $4 million for the six month periods ended June 30, 2004 and June 30, 2003, and $8 million, $9 million and $18 million in 2003, 2002 and 2001, respectively.

P                Rental Expense and Lease Commitments

Rental expense for the six months ending June 30, 2004 and 2003 was $5 million and $4 million, respectively.  Rental expense was $9 million in 2003, $12 million in 2002 and $15 million in 2001.  The table below depicts gross minimum rental commitments under non-cancelable leases, where the Business manages the lease relationship as of June 30, 2004.  Although the Business manages the lease relationship, not all of the space is utilized by the Business, so a portion of the expense associated with these leases is charged to other IBM tenants.  The amounts below reflect activities primarily related to office space on a managed basis.

	2004	2005	2006	2007	2008	BEYOND 2008
(US dollars in millions)
Gross minimum rental commitments as of June 30, 2004	$16	$24	$11	$5	$4	$1

Q              Stock-Based Compensation Plans

The Business’ employees and the IBM employees that provide direct support to the Business participate in IBM’s various incentive award plans.  The following is a description of the terms of such plans.

Incentive Plans

Incentive awards are provided to the Business’ employees under the terms of the IBM’s plans (the Plans). Employee awards are administered by the Executive Compensation and Management Resources Committee of the IBM Board of Directors (the Committee). The Committee determines the type and terms of the awards to be granted to employees, including vesting provisions.  Awards under the Plans may include stock options, stock appreciation rights, restricted stock, cash or stock awards, or any combination thereof.  Awards under the Plans resulted in compensation expense of approximately $3 million, $5 million and $5 million for the years ended December 31, 2003, 2002 and 2001, respectively, and $3 million and $2 million for the six months ended June 30, 2004 and 2003, respectively. Such amounts are based on allocations received by the Business as discussed in note D, “Transactions with IBM” on pages 15 to 18.

STOCK OPTION GRANTS

Stock options are granted to employees at an exercise price equal to the fair market value of IBM stock at the date of grant.  Generally, options vest 25 percent per year, are fully vested four years from the grant date and have a term of ten years.  The following tables summarize option activity under the Plans for the Business’ employees and IBM employees that provide direct support to the Business during the six months ended June 30, 2004 and for the years ended December 31, 2003, 2002 and 2001:

	SIX MONTHS ENDED JUNE 30, 2004		FOR THE YEAR ENDED DECEMBER 31, 2003		FOR THE YEAR ENDED DECEMBER 31, 2002		FOR THE YEAR ENDED DECEMBER 31, 2001
	WTD. AVG. PRICE	NO. OF SHARES UNDER OPTION	WTD. AVG. PRICE	NO. OF SHARES UNDER OPTION	WTD. AVG. PRICE	NO. OF SHARES UNDER OPTION	WTD. AVG. PRICE	NO. OF SHARES UNDER OPTION
Balance at beginning of period	$90	2,587,896	$85	2,133,518	$82	1,986,628	$75	3,733,339
Options granted	100	189,918	82	427,140	85	468,130	110	499,057
Options exercised	50	27,214	20	133,790	19	96,306	46	239,840
Options canceled/expired	—	—	100	2,000	83	5,100	124	6,700
Transfers in/(out)*	81	(74,084)	82	163,028	104	(219,834)	92	(1,999,228)
Balance at end of period	$91	2,676,516	$90	2,587,896	$85	2,133,518	$82	1,986,628
Exercisable at end of period	$91	1,688,879	$89	1,443,419	$72	1,091,637	$55	905,838

*Represents transfers of employees between the Business and other IBM businesses.

The shares under option at June 30, 2004 and December 31, 2003, were in the following exercise price ranges:

	OPTIONS OUTSTANDING			OPTIONS CURRENTLY
			WTD. AVG.	EXERCISABLE
	WTD.		REMAINING	WTD.
AT JUNE 30, 2004	AVG.	NO. OF	CONTRACTUAL	AVG.	NO. OF
EXERCISE PRICE RANGE	PRICE	OPTIONS	LIFE (IN YEARS)	PRICE	OPTIONS
$18-$60	$42	366,106	3	$42	363,518
$61-$85	77	680,956	8	75	233,204
$86-$105	99	751,998	7	99	377,575
$106 and over	116	877,456	6	118	714,582
	$91	2,676,516	7	$91	1,688,879

	OPTIONS OUTSTANDING			OPTIONS CURRENTLY
			WTD. AVG.	EXERCISABLE
			REMAINING	WTD.
AT DECEMBER 31, 2003	WTD. AVG.	NO. OF	CONTRACTUAL	AVG.	NO. OF
EXERCISE PRICE RANGE	PRICE	OPTIONS	LIFE (IN YEARS)	PRICE	OPTIONS
$18-$60	$42	409,311	3	$42	406,723
$61-$85	77	688,931	9	71	89,980
$86-$105	98	599,648	7	98	300,630
$106 and over	116	890,006	7	118	646,086
	$90	2,587,896	7	$89	1,443,419

Employees Stock Purchase Plan

The Business’ employees and IBM employees that provide direct support to the Business participate in the IBM Employees Stock Purchase Plan (ESPP).  The ESPP enables substantially all regular employees of the Business to purchase full or fractional shares of IBM common stock through payroll deductions of up to 10 percent of eligible compensation.  The ESPP provides for semi-annual offerings, and continues as long as shares remain available under the ESPP, unless terminated earlier at the discretion of the IBM Board of Directors.  The share price paid by an employee equals the lesser of 85 percent of the average market price of IBM common stock on the first business day of each offering period or 85 percent of the average market price on the last business day of each pay period.  Individual ESPP participants are restricted from purchasing more than $25,000 of IBM common stock in one calendar year or 1,000 shares in an offering period.

Pro Forma Disclosure

See “Stock-Based Compensation” on pages 11 and 12, in note B, “Significant Accounting Policies,” for the pro forma disclosures of operating results required under SFAS No. 123.

R               Retirement-Related Benefits

The Business’ employees and IBM employees that provide direct support to the Business participate in IBM’s defined benefit pension plans, defined contribution pension plans, as well as nonpension postretirement benefit plans primarily consisting of retiree medical benefits. These benefits form an important part of the Business’ total compensation and benefits program that is designed to attract and retain highly skilled and talented employees.

The following table provides the principle components of total retirement-related benefit plans’ impact on loss before income taxes of the Business.

	U.S.		NON-U.S.		TOTAL
	2004	2003	2004	2003	2004	2003
(US dollars in millions)
FOR THE SIX MONTH PERIOD ENDED JUNE 30:
Total retirement-related plans -cost/(income)	$3	$—	$2	$1	$5	$1
Comprise:
Defined benefit and contribution pension plans—cost/(income)	$1	$(2)	$2	$1	$3	$(1)
Nonpension postretirement benefits—cost	2	2	—	—	2	2

	U.S.			NON-U.S.			TOTAL
	2003	2002	2001	2003	2002	2001	2003	2002	2001
(US dollars in millions)
FOR THE YEAR ENDED DECEMBER 31:
Total retirement-related plans-cost/(income)	$—	$(6)	$(22)	$3	$(2)	$(5)	$3	$(8)	$(27)
Comprise:
Defined benefit and contribution pension plans—(income)/cost	$(4)	$(14)	$(42)	$2	$(2)	$(5)	$(2)	$(16)	$(47)
Nonpension postretirement benefits—cost	4	8	20	1	—	—	5	8	20

DEFINED BENEFIT PENSION PLANS

Substantially all employees of the Business and IBM employees that provide direct support to the Business participate in IBM’s defined benefit pension plans.  Benefits provided to participants under IBM’s defined benefit pension plans include benefits provided to employees of the Business under defined benefit pension plans as well as certain U.S. executives of the Business that participate in IBM’s Supplemental Executive Retention Plan.  The Business accounts for all defined benefit pension plans as multi-employer plans.  IBM charges the Business for the costs of these plans as determined by actuarial valuations.  The assumptions underlying the actuarial valuations for the multi-employer pension plans are listed below.

The plans assets are generally invested in diversified portfolios that consist primarily of equity securities and debt securities.  Assumptions used to determine the net periodic pension (income)/cost for IBM’s principal pension plans during the year follow:

	U.S. PLAN			NON-U.S. PLANS
WEIGHTED-AVERAGE	2003	2002	2001	2003	2002	2001
ASSUMPTIONS FOR YEARS ENDED DECEMBER 31:
Discount rate	6.75%	7.0%	7.25%	4.25-6.5%	4.5-7.1%	4.5-7.1%
Expected long-term return on plan assets	8.0%	9.5%	10.0%	5.0-8.0%	5.0-9.25%	5.0-10.0%
Rate of compensation increase	4.0%	6.0%	6.0%	2.2-5.0%	2.0-6.1%	2.6-6.1%

For the periods ending June 30, 2004 and 2003, the assumptions used to value net periodic (income)/cost for IBM’s principal pension plans were consistent with the assumptions used to value the previous year-end net period (income)/cost.

NONPENSION POSTRETIREMENT BENEFIT PLANS

The Business provides postretirement benefits through IBM’s nonpension postretirement benefit plans.  These benefits primarily consist of medical and dental benefits as well as life insurance for retirees and eligible dependents. The Business accounts for all nonpension postretirement benefit plans as multi-employer plans.  IBM charges the Business for the costs of these plans as determined by actuarial valuations.  The assumptions underlying the actuarial valuations for the multi-employer nonpension postretirement benefit plans include the assumptions used to value IBM’s defined benefit pension plan (above) as well as additional assumptions listed below.

The nonpension postretirement benefit plans’ assets for all periods presented are generally comprised of short-term fixed-income investments.  These plans are not funded.  The Business makes payments from the Business’ funds as contributions to the multi-employer plans become due.

The benefit obligation was determined by applying the terms of medical, dental and life insurance plans, including the effects of established maximums on covered costs, together with relevant actuarial assumption.

	2003	2002	2001
WEIGHTED-AVERAGE DISCOUNT RATE ASSUMPTIONS USED TO DETERMINE:
Year-end benefit obligation at December 31	6.0%	6.75%	7.0%
Net periodic postretirement benefit costs for years ended December 31	6.75%	7.0%	7.25%

The assumptions used at June 30, 2004 and 2003 to determine the benefit obligation and related benefit cost were consistent with the assumptions used to determine the previous year-end benefit obligation and related benefit cost.

DEFINED CONTRIBUTION PENSION PLANS

Substantially all employees of the Business and employees that provide direct support to the Business are eligible to participate in IBM’s defined contribution pension plans.  The Business’ contribution to the defined contribution pension plans consists of a matching of employee contributions up to 50 percent of the employees’ contribution up to the first 6 percent of the employees’ compensation.

Recently Enacted Legislation

The Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was signed into law on December 8, 2003.  The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

The method of determining whether a sponsor’s plan will qualify for actuarial equivalency is pending until the U.S. Department of Health and Human Services (HHS) completes its interpretative work on the Act.  Based on the current interpretation of the guidance provided in the Act and in relation to the current plan design, any savings are expected to be immaterial.

FASB Staff Position 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” issued in the second quarter of 2004, provides guidance on the accounting for the effects of the Act, including the accounting for and disclosure of any federal subsidy provided by the Act.

The enactment of the Act was not a “significant event” as defined by paragraph 73 of SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other than Pensions” for the nonpension postretirement benefit plans (the Plans), in which the Business participates on a multi-employer basis.  As a result, IBM’s plans’ assets and obligations were not remeasured.  As discussed above, any federal subsidy related to prescription drug benefits provided under the Plans is expected to be immaterial, based on the current interpretation of the Act.  As a result, the accumulated pension benefit obligations and the net periodic postretirement benefit costs were not impacted by the Act.  Any changes to participation rates and other healthcare cost assumptions, as a result of the Act, will be reflected in the Plans’ valuation at the next measurement date.  The impact of any such change is not expected to have a material impact on the Business’ Combined Financial Statements.

S                Segment Information

The Business conducts operations worldwide and is managed in three geographic segments: the Americas, Europe Middle-East and Africa (EMEA) and Asia Pacific. The Americas region covers the U.S., Canada, South America and Latin America. The Asia Pacific region covers Japan, China, South Korea, Australia, New Zealand, Association of South East Asian Nations (ASEAN), Hong Kong and Taiwan.

The following tables reflect the segment results of operations of the Business consistent with the Business’ management system.  Performance measurement is based on Loss before income taxes, minority interests and change in accounting principle (pre-tax (loss)/income).  These results are used, in part, by management, both in evaluating the performance of, and in allocating resources to, each of the segments.

MANAGEMENT SYSTEM SEGMENT VIEW

	AMERICAS	ASIA PACIFIC	EUROPE/MIDDLE EAST/AFRICA	TOTAL SEGMENTS
(US dollars in millions)
FOR THE SIX MONTH PERIOD ENDED JUNE 30:
2004:
Total net revenue	$2,016	$1,717	$1,484	$5,217
Pre-tax (loss)/income	(49)	48	(42)	(43)
Total net revenue year-to-year change	13.3%	26.3%	28.3%	21.4%
Pre-tax (loss)/income year-to-year change	(2.1)%	(47.3)%	(23.5)%	nm
Pre-tax (loss)/income margin	(2.4)%	2.8%	(2.8)%	(0.8)%

2003:
Total net revenue	$1,780	$1,359	$1,157	$4,296
Pre-tax (loss)/income	(48)	91	(34)	9
Pre-tax (loss)/income margin	(2.7)%	6.7%	(2.9)%	0.2%

FOR THE YEAR ENDED DECEMBER 31:
2003:
Total net revenue	$3,971	$2,917	$2,678	$9,566
Pre-tax (loss)/income	(138)	150	(114)	(102)
Total net revenue year-to-year change	(6.1)%	13.1%	10.2%	3.6%
Pre-tax (loss)/income year-to-year change	19.3%	177.8%	(72.7)%	44.3%
Pre-tax (loss)/income margin	(3.5)%	5.1%	(4.3)%	(1.1)%

2002:
Total net revenue	$4,227	$2,579	$2,431	$9,237
Pre-tax (loss)/income	(171)	54	(66)	(183)
Total net revenue year-to-year change	(7.0)%	(12.3)	(6.3)	(8.3)%
Pre-tax (loss)/income year-to-year change	24.7%	307.7%	53.2%	53.6%
Pre-tax (loss)/income margin	(4.0)%	2.1%	(2.7)%	(2.0)%

2001:
Total net revenue	$4,543	$2,941	$2,594	$10,078
Pre-tax loss	(227)	(26)	(141)	(394)
Pre-tax loss margin	(5.0)%	(0.9)%	(5.4)%	(3.9)%

nm – not meaningful

RECONCILIATION TO AS REPORTED AMOUNT

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
PRE-TAX (LOSS)/INCOME:
Total reportable segments	$(43)	$9	$(102)	$(183)	$(394)
Eliminations and unallocated amounts	(1)	(44)	(15)	115	101
Total PCD Combined	$(44)	$(35)	$(117)	$(68)	$(293)

Segment Assets and Other Items

The Business’ assets are comprised primarily of cash, receivables, inventory and plant, property and equipment.  To accomplish the efficient use of IBM’s space and equipment, it usually is necessary for IBM to have several divisions share plant, property and equipment assets. Where assets are shared, landlord ownership of the assets is assigned to one division and is not allocated to each user division.  The PCD division has both landlord and tenant relationships with other IBM divisions.  This is consistent with IBM’s management system and is reflected accordingly in the schedule below.  In those cases, there will not be a precise correlation between the Business’ pre-tax income and the Business’ assets.

Similarly, the depreciation amounts reported by the Business are based on the assigned landlord ownership and may not be consistent with the amounts that are included in the segments’ pre-tax income. The amounts that are included in pre-tax income reflect occupancy charges from the landlord segment and are not specifically identified by the management reporting system. Capital expenditures that are reported by the Business are in line with the landlord ownership basis of asset assignment.  It should be noted that the depreciation amounts reported in the Combined Statement of Cash Flows on page 7 are net of transfers and recoveries to IBM.

MANAGEMENT SYSTEM SEGMENT VIEW

	AMERICAS	ASIA PACIFIC	EUROPE/MIDDLE EAST/AFRICA	TOTAL SEGMENTS
(US dollars in millions)
At June 30, 2004:
Assets	$458	$736	$211	$1,405
Depreciation	24	13	3	40
Capital expenditures	17	17	1	35
Interest income	—	2	—	2

At December 31, 2003:
Assets	$537	$515	$282	$1,334
Depreciation	51	25	6	82
Capital expenditures	66	29	1	96
Interest income	—	2	—	2

At December 31, 2002:
Assets	$544	$487	$271	$1,302
Depreciation	56	24	16	96
Capital expenditures	40	34	11	85
Interest income	—	1	—	1

At December 31, 2001:
Assets	$654	$416	$297	$1,367
Depreciation	71	19	25	115
Capital expenditures	62	31	17	110
Interest income	—	1	—	1

RECONCILIATION TO AS REPORTED AMOUNT

	AT JUNE 30,	AT DECEMBER 31,
	2004	2003	2002	2001
(US dollars in millions)
ASSETS:
Total reportable segments	$1,405	$1,334	$1,302	$1,367
Unallocated amounts:
Deferred tax assets	45	44	46	49
Prepaid royalties	62	67	59	21
Other	22	13	10	31
Total PCD Combined	$1,534	$1,458	$1,417	$1,468

Revenue by Classes of Similar Products or Services

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Mobile	$2,922	$2,166	$5,029	$4,601	$5,167
Desktop	1,426	1,427	2,988	3,226	3,435
Monitors and displays	425	344	769	724	848
Software	383	318	704	622	558
Other	61	41	76	64	70
Total	$5,217	$4,296	$9,566	$9,237	$10,078

Major Customers

No external customer represents 10 percent or more of the Business’ total revenue.

Geographic Information

Revenue*

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
United States	$1,583	$1,402	$3,116	$3,272	$3,508
Japan	584	488	986	1,023	1,419
Other countries	3,050	2,406	5,464	4,942	5,151
Total	$5,217	$4,296	$9,566	$9,237	$10,078

* Revenues are attributed to countries based on location of customer.

Long-Lived Assets**

	AT JUNE 30,	AT DECEMBER 31,
	2004	2003	2002	2001
(US dollars in millions)
United States	$228	$239	$238	$261
United Kingdom	28	34	65	73
Mexico	—	38	47	52
Other countries	79	78	84	60
Total	$335	$389	$434	$446

** Includes all non-current assets except non-current financial instruments and deferred tax assets.

T                Subsequent Events

On September 14, 2004, IBM and LG Electronics Inc. announced an end to their eight-year alliance.  The joint venture formed by the two companies (LG IBM PC Co.) will be dissolved effective January 1, 2005.  IBM owns 51 percent of the company which manufactures and markets personal computers in South Korea.  LG Electronics, which makes consumer electronics and home appliances, owns the remaining 49 percent.  Both companies said they plan to continue exchanging technologies and may jointly implement large-scale projects in the Korean market.  Upon dissolution of this joint venture, the Business’ Combined Financial Statements will no longer contain the line-by-line consolidated financial results of this alliance.  This will impact net revenue by approximately 3-4 percent when compared to the periods presented.  There are no other material impacts to the Business’ Combined Financial Statements.

The European Commission (EU) has issued two directives which require member states of the EU to meet certain targets for collection, re-use and recovery of waste electrical and electronic equipment.  In February 2003, the EU published the Waste Electrical and Electronic Equipment directive, or WEEE (Directive 2002/96/EC, which was amended in December 2003 by Directive 2003/108/EC).  The WEEE directive, regulates the collection, re-use and recycling of waste from many electrical and electronic products, and the Restrictions of Hazardous Substances directive, or RoHS (Directive 2002/95/EC), bans the use of certain hazardous materials in electric and electrical equipment.  The WEEE directive must be implemented by August 13, 2005.  Under the WEEE directive, equipment producers are required to finance the collection, recovery and disposal of electronic scrap.  The company is currently evaluating the impact of adopting this guidance.  As most member states have yet to issue their implementation requirements, it is not possible to determine the amount of any accruals necessary to comply with the directive.  Under the RoHS directive, manufacturers have a transition period until July 1, 2006 to phase out the use of certain hazardous materials from its equipment.

As of August 1, 2004, the Business no longer manages the facility in Raleigh, North Carolina.  As a result of this change in management, the Business’ gross minimum rental commitments at June 30, 2004 would have been reduced by $13 million in 2004, $21 million in 2005, $10 million in 2006, $5 million in 2007, $4 million in 2008 and $1 million in 2009.  In addition, the Business’ Plant and other property, net recorded in the Combined Statement of Financial Position was reduced by $200 million as a result of these changes in management.  There was no impact to the Business’ Combined Statement of Operations for these changes.

In September, 2004, the Business received $12 million in payments related to settlements of claims of alleged price-fixing and other anticompetitive conduct among certain of the Business’ DRAM suppliers.  This settlement was related to parts procured prior to the date of settlements.  The $12 million settlement was recorded in the third-quarter 2004 Combined Statement of Operations.

On December 7, 2004, IBM and the Lenovo Group announced a definitive agreement under which Lenovo will acquire certain assets and liabilities of IBM’s Personal Computing Division.  The transaction is expected to be completed in the second quarter of 2005.

U                Additional disclosures pursuant to the Hong Kong Companies Ordinance and Main Board Listing Rules of The Stock Exchange of Hong Kong Limited

The following disclosures have been prepared pursuant to the requirements of the Hong Kong Companies Ordinance and Main Board Listing Rules of The Stock Exchange of Hong Kong Limited.  Certain required disclosures are explicitly disclosed either in the financial statements, or in the related footnotes or can be readily determined therefrom.  In addition, certain required disclosures have been assessed as not applicable to the Business and, as a result, have not been presented below.

(a)         Loss before income taxes, minority interests and change in accounting principle

	FOR THE SIX MONTHS ENDED JUNE 30:				FOR THE YEAR ENDED DECEMBER 31:
	2004		2003		2003		2002	2001
(US dollars in millions)
Loss before income taxes, minority interests and change in accounting principle is stated after charging/(crediting):
Auditors’ remuneration	$	nm	$	nm		$1	$1	$1
Interest expense on bank loans and overdrafts wholly repayable within five years	$	nm	$	nm	$	nm	$1	$1
Profit on disposal of investments		$—		$(1)		$(1)	$(3)	$(1)
Provision for restructuring		$2		$4		$6	$13	$12

nm - not meaningful or less than US $1 million

(b)         Dividend

LG IBM PC Company, Limited and International Information Products (Shenzhen) Company Limited, two subsidiaries managed by the Business, paid dividends in the years ended December 31, 2003, 2002, 2001, and the six months ended June 30, 2004 and 2003 as follows:

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Dividend	$4	$4	$31	$32	$28

(c)          Five highest paid individuals

The salaries, bonus and benefits payable to the five individuals whose salaries, bonus and benefits were the highest in the Business for the years ended December 31, 2003, 2002, 2001, and the six months ended June 30, 2004 and 2003, respectively, are as follows:

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Basic salaries, housing allowances, share options, other allowances and benefits in kind	$1	$1	$2	$2	$2
Bonus	nm	nm	1	1	nm
Contribution to pension plans	nm	—	nm	nm	—
	$2	$1	$3	$3	$2

The salaries, bonus and benefits of the five highest paid individuals fell within the following bands:

	Number of individuals
	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
Salaries, bonus and benefits bands:
Nil – US$128,000	—	—	—	—	—
US$128,001 – US$192,000	—	—	—	—	—
US$192,001 – US$256,000	1	2	—	—	—
US$256,001 – US$320,000	1	1	—	—	1
US$320,001 – US$384,000	—	2	—	—	2
US$384,001 – US$448,000	1	—	2	2	1
US$448,001 – US$512,000	1	—	—	—	—
US$512,001 – US$576,000	1	—	1	1	1
US$576,001 – US$640,000	—	—	1	—	—
US$640,001 – US$704,000	—	—	—	1	—
US$704,001 – US$768,000	—	—	1	1	—

During the years ended December 31, 2003, 2002, 2001, and the six months ended June 30, 2004 and 2003, no salaries, bonus or benefits were paid by the Business to the five highest individuals as an inducement to join or upon joining the Business or as compensation for loss of office.

(d)         Net current liabilities and total assets less current liabilities

	AT JUNE 30:	AT DECEMBER 31:
	2004	2003	2002	2001
(US dollars in millions)
Net current liabilities	$(1,027)	$(1,160)	$(890)	$(549)

Total assets less current liabilities	$(659)	$(738)	$(431)	$(80)

(e)          Plant and other property

	FOR THE SIX MONTHS ENDED JUNE 30:		FOR THE YEAR ENDED DECEMBER 31:
	2004	2003	2003	2002	2001
(US dollars in millions)
Additions, at cost	$36	$71	$97	$86	$107

Disposals
At cost	$5	$155	$158	$66	$2
Accumulated depreciation	(2)	(111)	(113)	(37)	(2)
Net book value	$3	$44	$45	$29	$—

Transfer (out)/in, net
At cost	$(108)	$(39)	$(33)	$11	$(196)
Accumulated depreciation	67	24	26	(1)	101
Net book value	$(41)	$(15)	$(7)	$10	$(95)

Write off
At cost	$82	$33	$86	$84	$47
Accumulated depreciation	(80)	(31)	(81)	(75)	(44)
Net book value	$2	$2	$5	$9	$3

(f)            Land and buildings

The Business’ interests in properties at their net book values are analyzed as follows:

	AT JUNE 30:	AT DECEMBER 31:
	2004	2003	2002	2001
(US dollars in millions)
Freehold land and land improvements, at cost	$38	$42	$50	$50
Accumulated depreciation	(24)	(24)	(32)	(30)
Net book value of land and land improvements	$14	$18	$18	$20

Buildings and building improvements on freehold land, at cost	$407	$490	$526	$513
Accumulated depreciation	(204)	(249)	(287)	(273)
Net book value of buildings and building improvements	$203	$241	$239	$240

(g)         Accounts receivable – trade

The aging analysis of trade accounts receivable is set out below:

	AT JUNE 30:	AT DECEMBER 31:
	2004	2003	2002	2001
(US dollars in millions)
Less than 90 days	$383	$451	$404	$409
91 – 180 days	11	14	15	23
Greater than 180 days	11	12	15	25
	$405	$477	$434	$457
Allowance for doubtful accounts	7	7	9	14
Total Accounts Receivable – trade, net	$398	$470	$425	$443

The Business provides invoice terms to customers that range from 30 to 90 days.  These terms vary by country.

(h)         Accounts payable

The aging analysis of accounts payable is set out below:

	AT JUNE 30:	AT DECEMBER 31:
	2004	2003	2002	2001
(US dollars in millions)
Not yet due	$1,441	$1,458	$1,159	$956
Overdue 1 – 30 days	—	1	9	—
Overdue 31 – 60 days	—	(2)	—	—
Total Accounts Payable	$1,441	$1,457	$1,168	$956

(i)            Subsidiaries

The following are details of subsidiaries managed by the Business at June 30, 2004 and up to the date of this report:

Name	Place and date of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued share / registered capital	Effective interest held

LG IBM PC Company, Limited	Seoul, Korea November 22, 1996 Limited liability company	Marketing and sales of personal computer in Korea	4,860,000 ordinary shares of 5,000 KRW each	51%

International Information Products (Shenzhen) Company Limited	China, February 3, 1994, Limited liability company, Chinese-foreign equity joint venture	Manufacture and sales of personal computer in China	Registered capital US$4,900,000	80%

The joint venture interest in LG IBM PC Company, Limited is held by IBM Korea, Inc., a company whose ultimate parent company is International Business Machines Corporation.  The joint venture interest in International Information Products (Shenzhen) Company Limited is held by IBM Far East Holdings B.V., a company whose ultimate parent company is International Business Machines Corporation.

The auditors of LG IBM PC Company, Limited and International Information Products (Shenzhen) Company Limited for the years ended December 31, 2003, 2002 and 2001 are Samil PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian CPA Limited Company, respectively.

(j)            Ultimate holding company

International Business Machines Corporation, a company incorporated and listed in the United States of America, is the ultimate holding company of the Business.

(k)         Subsequent financial statements

No audited financial statements have been prepared for the Business, or any of the subsidiaries of the Business, in respect of any period subsequent to June 30, 2004 and, as disclosed in these financial statements, no dividend or other distribution has been declared by the Business, or any of the subsidiaries of the Business, in respect of any period subsequent to June 30, 2004.